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                       October 19, 2022

       James C. Shaw
       Chief Financial Officer
       Galaxy Enterprises Inc.
       1701 Charles Iam Court
       Las Vegas, NV 89117

                                                        Re: Galaxy Enterprises
Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2021
                                                            Filed January 5,
2022
                                                            File No. 333-258034

       Dear James C. Shaw:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction